Exhibit 10.2

CHICO’S FAS, INC.
CASH BONUS INCENTIVE PLAN
(As Amended and Restated Effective June 24, 2020)
1.    PURPOSE OF THE PLAN.
The purpose of the Plan is to advance the interests of the Company and its shareholders by providing incentives in the form of bonus awards to certain associates of the Company and its Subsidiaries, rewarding our associates for financial performance that contributes to increased shareholder value and the continuing profitable operation of the Company, supporting the Company’s pay for performance philosophy and driving achievement of Plan results at both the Company and brand levels. The Plan is also intended to enable the Company to attract and retain appropriate talent and to motivate such associates to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.
2.    DEFINITIONS.
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)    “AWARD” means a bonus award granted pursuant to the Plan.
(b)    “BOARD” means the Board of Directors of the Company.
(c)    “CODE” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
(d)    “COMMITTEE” means the Human Resources, Compensation and Benefits Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder, which Committee shall be comprised solely of two or more independent directors of the Board.
(e)    “COMPANY” means Chico’s FAS, Inc., a Florida corporation, and, unless the context clearly provides otherwise, its Subsidiaries.
(f)    “DISABLED” or “DISABILITY” means the Participant was approved for a disability benefit under the Company’s long-term disability plan. If the Participant is not then covered by the Company’s long-term disability plan, the Participant shall be determined to be Disabled using the same criteria and by the same persons as provided under the Company’s long-term disability program, in consultation with the Committee as needed.

(g)    “ELIGIBLE COMPENSATION” means compensation earned by the Participant from the Company or a Subsidiary during the Performance Period to include earnings payable during an approved leave of absence that are paid through the payroll of the Company or the Subsidiary; provided, however, that the following earnings are excluded: (i) expense reimbursements, (ii) contests, (iii) sign-on bonuses, (iv) all other bonuses (including payments of previous years’ bonus awards and performance-based lump sum awards), (v) severance or termination pay, (vi) retention awards, (vii) relocation, (viii) payments from deferred compensation arrangements or plans, (ix) compensation attributable to stock or equity vesting or payments, (x) dividend payments, and (xi) other types of payments designated by the Committee in writing as excluded.
(h)    “PARTICIPANT” means an associate of the Company or any of its Subsidiaries or the executive chair of the Board (whether working for the Company or a Subsidiary in an employee or other capacity) who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan. All references to “associate” or “associates” in the Plan include the executive chair of the Board unless the context clearly indicates otherwise.
(i)    “PERFORMANCE GOALS” means one or more goals established by the Committee for the Performance Period using one or more of the Performance Metrics.
(j)     “PERFORMANCE METRICS” means one or more metrics selected by the Committee, including but not limited to one or more of the following or any derivations thereof: net sales; total sales; brand sales; brand contribution, comparable sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); free cash flow; return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margins; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; achievement of strategic performance objectives or other strategic objectives; implementation, management or completion of critical projects or processes; implementation, completion, or attainment of measurable objectives with respect to research, development, products, projects or recruiting or maintaining personnel; and any combination of the foregoing business criteria.
(k)    “PERFORMANCE PERIOD” means the Company’s fiscal year or such other period as designated by the Committee.
(l)    “PLAN” means the Chico’s FAS, Inc. Cash Bonus Incentive Plan, as amended and restated and as may be amended from time to time.

(m)     “SUBSIDIARY” means any entity that would be considered a single employer with the Company within the meaning of Section 414(b) or Section 414(c) of the Code.
3.    ADMINISTRATION.
(a)    Authority.    The Plan shall be administered by the Committee. The Committee shall have the authority to select the associates to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 of the Plan), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards, and the Performance Period to which they relate, to establish Performance Metrics and Performance Goals in respect of such Performance Periods and to determine whether such Performance Goals were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.
(b)    Delegation.    The Committee may delegate to one or more associates of the Company or any of its Subsidiaries, including, but not limited to the Company’s Chief Executive Officer, the authority to take actions on its behalf pursuant to the Plan; provided, however, only the Committee may take actions with regard to Awards granted to executive officers (as defined in the Committee’s charter).  Other than with regard to Section 8 of the Plan and except with regard to executive officers (as defined in the Committee’s charter), any reference to “Committee” in the Plan shall mean its delegee with regard to any delegated action.
(c)    No Liability; Indemnification.     No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract or under a policy of insurance, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.    ELIGIBILITY AND PARTICIPATION.
The Committee shall determine the associates or the executive chair of the Board (whether the executive chair is working for the Company or a Subsidiary in an employee or other capacity) who shall be Participants for the Performance Period. Except for the executive chair of the Board, only common law employees of the Company or any of its Subsidiaries shall be eligible for selection as Participants. The designation of Participants may be made individually or by groups or classifications of associates, as the Committee deems appropriate. Participants may be granted one or more Awards.  However, no Participant shall be eligible for an Award for a Performance Period to the extent the Participant is also eligible to participate in another short-term cash incentive program of the Company or any Subsidiary. As provided in Section 6(a) of the Plan, newly hired associates must be employed in an eligible position for at least one full fiscal quarter during the Performance Period for the Committee to designate them as a Participant in the Plan.
5.    AWARDS.
(a)    Performance Goals.  Awards under the Plan shall be conditioned on the attainment of one or more Performance Goals based upon the Performance Metrics selected by the Committee. The Performance Goals shall be determined and approved by the Committee, in its sole discretion. The Committee shall determine the formula and weightings for the Performance Goals. The Performance Goals may be expressed in terms of absolute growth, cumulative growth, percentage growth, a designated absolute amount, percentage of sales, and per share value of the Company’s common stock outstanding. In addition, the Performance Goals may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance measured against or in relationship to one or more companies, a pre-established target, the Company’s budget or budgeted results, previous period results, an index covering multiple companies, a designated comparison group of other companies comparably, similarly or otherwise situated, individual performance, or any combination thereof. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including the impact of (i) restructurings, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, the impact of material litigation or claim judgments or settlements or insurance settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual or non-recurring charges, (ii) the impact of changes to comply with the new lease accounting standards, (iii) an event or series of events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iv) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.
(b)    Performance Levels; Performance Gates.    Subject to Section 5(d) of the Plan, the Committee (i) shall establish target(s) (the “Target”) that is the achievement level of performance for the Performance Period that equals one hundred percent (100%) payout of the Award; (ii) may establish threshold(s) (the “Threshold”) that is the minimum acceptable level of performance for the Performance Period for any payout of the Award to occur; and (iii) may establish maximum(s) (the “Maximum”) that is the maximum level of performance for the Performance Period for which any payout of the Award will occur. If performance for a Performance Period is between the established Threshold and Target or between the established Target and Maximum, the achievement for that Performance Period will be determined by applying linear interpolation to the performance interval. The Committee may also designate a separate level of performance that must be met (the “Performance Gate”) for any Award to be payable for the Performance Period regardless of the level of performance achievement of any other designated Performance Goals.
(c)    Target Bonus Amount; Maximum Cash Value. Subject to Section 5(d) of the Plan, the Committee shall determine and specify a target bonus amount, based on a percentage of Eligible Compensation, to be payable pursuant to each Award for each Participant if the Performance Goal is achieved at Target for a Performance Period. Notwithstanding any provision of the Plan to the contrary, the maximum dollar value payable to any one individual Participant during any one-fiscal-year period is $5 million.
(d)    Performance Achievement; Amount Payable.  Subject to the maximum cash value set forth in Section 5(c) of the Plan, the amount payable pursuant to an Award shall be determined by the Committee in its sole discretion, based on actual performance, any prescribed weighting of the Performance Goals if more than one, and the Committee’s determination of whether and to what extent each applicable Performance Goal and Performance Gate, if any, have been met. No amounts shall be paid if the Performance Goal(s) or the Performance Gate, if any, upon which the Award is contingent have not been met, as determined by the Committee. The Committee shall have the discretion to decrease, but not increase, the amount of any payment otherwise payable pursuant to an Award based on such factors as it shall deem appropriate, including but not limited to, unacceptable individual performance. The Committee shall also have the discretion to pay a portion of the Award prior to the end of the Performance Period or to shorten the Performance Period; provided that the Committee determines that the Performance Goal(s) and the Performance Gate, if any, for the full or shortened Performance Period, as applicable, has been met.
(e)    Service Requirements and Payment of Awards.  Except as otherwise provided in Section 6, in addition to the performance requirements set forth in Sections 5(a) through (d), a Participant must be employed by or provide services to the Company or a Subsidiary through the date of payment of the Award to be eligible to receive an Award. Subject to the following sentence, the amount of the Award payable as determined by the Committee for the Performance Period shall be paid to the Participant in cash in one lump sum within seventy (70) days following the end of the applicable Performance Period. Instead of payment in cash, the Committee in its sole discretion may choose to pay the Award in shares of the Company’s common stock under the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan or any successor stock plan (the “Stock Plan”), to the extent permitted, and in accordance with the requirements under, the Stock Plan. Payment of the Award may be delayed to the extent allowed under Section 409A of the Code; provided that the short-term deferral exception under Section 409A of the Code continues to apply to the Award. No interest shall be paid for any delay in payment.
6.     CHANGES IN EMPLOYMENT STATUS; TERMINATION.
      (a)    New Hires.     A newly hired associate hired into an eligible position must be employed in the eligible position for at least one full fiscal quarter during the Performance Period for the Committee to be able to designate them as a Participant in the Plan. Unless otherwise provided by the Committee in writing and subject to the preceding requirement, a Participant who is not a Participant for the full Performance Period due to the Participant’s hire after the beginning of the Performance Period and who is otherwise designated as a Participant by the Committee will have the right to receive a pro-rated Award calculated based on Eligible Compensation from the date of hire, subject in all events to the performance, discretion, service and payment provisions in Section 5 of the Plan.
(b)    Promotions or Transfers. Unless otherwise provided by the Committee in writing, a Participant who is not a Participant for the full Performance Period due to the Participant’s promotion or transfer after the beginning of the Performance Period and who is otherwise designated as a Participant by the Committee will have the right to receive a pro-rated Award calculated based only on Eligible Compensation during the portion of the Performance Period that the Participant participated in the Plan, subject in all events to the performance, discretion, service and payment provisions in Section 5 of the Plan.
(c)    Paid Leaves of Absences. Unless otherwise provided by the Committee in writing, a Participant who is on a paid leave of absence during the Performance Period will have the right to receive an Award based on Eligible Compensation during both active service and the paid leave of absence, subject in all events to the performance, discretion, service and payment provisions in Section 5 of the Plan.
(d)    Demotions, Transfers and Unpaid Leaves of Absences. Unless otherwise provided by the Committee in writing, a Participant who is not a Participant for the full Performance Period due to his demotion or transfer to an ineligible position or his unpaid leave of absence will have the right to receive a pro-rated Award calculated based only on Eligible Compensation during the portion of the Performance Period that the Participant was eligible to participate in the Plan, subject in all events to the performance, discretion, service and payment provisions in Section 5 of the Plan.
(e)    Termination of Employment.
(i)    Except as provided otherwise in Section 6(e)(ii) through (vi) below, and unless otherwise provided by the Committee in writing or otherwise required by applicable law, a Participant whose employment is terminated by the Company or a Subsidiary or by the Participant prior to the date of payment of the Award will forfeit any and all rights with respect to the Award.
(ii)    A Participant whose employment is terminated by the Company without Cause (other than due to a Disability) on or after the last day of the Performance Period will have the right to receive the Award under the Plan that otherwise would have been due had the Participant remained employed, subject in all events to the performance, discretion and payment provisions in Section 5 of the Plan, and, for an officer of the Company or a Subsidiary who is terminated without Cause at least twenty-eight (28) days prior to the latest date of payment of the Award provided in Section 5(e) of the Plan, subject to, prior to the date of payment, the Participant providing, and not revoking within the applicable revocation period, a general release of claims in the form required by the Company. For purposes of the Plan, “Cause” will mean (a) breach of trust, (b) unauthorized disclosure of proprietary information or trade secrets, or violation of any confidentiality or similar agreement signed, (c) unauthorized disclosure of client or prospective client lists developed by the Company or a Subsidiary, (d) attempts to recruit an employee of the Company or a Subsidiary to the service of another, or to interfere with the relationship between the Company or a Subsidiary and any such employee, (e) publication or other utterance of disparaging remarks intended to have, or having, the effect of damaging the reputation of the Company or a Subsidiary or casting aspersions on the quality of services provided by the Company or a Subsidiary (other than testimony compelled by order of a court or other governmental body of competent jurisdiction or other communication with a governmental agency protected under law), (f) acts of dishonesty, (g) engagement in criminal conduct or other serious misconduct that is likely to be harmful to the business or reputation of the Company or a Subsidiary, (h) gross misconduct or willful violation of a Company or Subsidiary policy, or (i) failure to substantially perform Participant’s employment duties after receipt of notice from Company or a Subsidiary detailing such failure if the failure is incapable of cure or, if the failure is capable of cure, upon failure to cure following thirty (30) days after the Company or a Subsidiary provides written notice of such failure or upon a subsequent recurrence (other than as a result of incapacity due to physical or mental illness).
(iii)    The Committee has the discretion to decide to pay an Award to a Participant who terminates his or her employment on or after the last day of the Performance Period that otherwise would have been due had the Participant remained employed, subject in all events to the performance, discretion and payment provisions in Section 5 of the Plan, and, in the Committee’s sole discretion, subject to any additional requirements or restrictions the Committee may impose, including requiring a general release of claims from the Participant prior to the date of payment of the Award.
(iv)    In no event will a Participant be eligible to receive an Award under both this Plan and a separate severance plan or agreement (a “Severance Plan”) and any ambiguity with regard to right to, or amount of, any such payment shall be determined by the Committee in its sole discretion.
(v)    A Participant whose employment is terminated by the Company due to a Disability on or after the last day of the Performance Period will have the right to receive the Award, subject in all events to the performance, discretion and payment provisions in Section 5 of the Plan. A Participant whose employment is terminated by the Company due to a Disability before the last day of the Performance Period and who has been employed at least one full fiscal quarter during the Performance Period will have the right to receive a pro-rated Award calculated based on Eligible Compensation during the portion of the Performance Period that the Participant was employed, subject in all events to the performance, discretion and payment provisions in Section 5 of the Plan.
(vi)    In the event a Participant’s employment is terminated due to the Participant’s death on or after the last day of the Performance Period, the Participant’s estate will have the right to receive the Award, subject in all events to the performance, discretion and payment provisions in Section 5 of the Plan. In the event a Participant’s employment is terminated due to the Participant’s death before the last day of the Performance Period, the Participant’s estate will have the right to receive a pro-rated Award calculated based on Eligible Compensation during the portion of the

Performance Period that the Participant was employed, subject in all events to the performance, discretion and payment provisions in Section 5 of the Plan.
(f)    Executive Chair. The Committee will determine the terms of payment of the Award to the executive chair of the Board in the event of a change in status from employee to non-employee or vice versa or in the event of a termination of service. In the absence of action by the Committee, the provisions of Section 6(a) through 6(e) of the Plan will apply to the executive chair of the Board based on service to the Company whether as an employee or otherwise.
7.    WITHHOLDINGS.
The Company and its Subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.
8.    AMENDMENTS OR TERMINATION.
The Board or the Committee may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board or the Committee (a) may amend, alter or discontinue the Plan without any such Participant’s consent in the event such amendment, alteration or discontinuance applies to at least seventy percent (70%) of Participants under the Plan for the applicable Performance Period and the Board or Committee has determined in good faith that such amendment, alteration or discontinuance is needed for the financial health of the Company; and (b) may amend or alter the Plan without any such Participant’s consent in such manner as it deems necessary to permit the granting or payment of Awards meeting the requirements of any applicable law, rule or regulation.
9.    NO RIGHT TO EMPLOYMENT.
Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.
10.    NONTRANSFERABILITY OF AWARDS.
An Award shall not be transferable or assignable by the Participant except to the extent specifically provided herein upon the Participant’s death.
11.    CLAWBACK PROVISIONS.
Each Award (whether vested or unvested) shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Company’s common stock is then listed or reported or the terms of the Company’s recoupment, clawback or similar policy as may be adopted from time to time by the Board or the Committee, which could in certain circumstances require repayment or forfeiture of Awards.
12.    OFFSET OF AWARDS.
Notwithstanding anything to the contrary herein, the Committee, in its sole and absolute discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.
13.    ADJUSTMENTS UPON CERTAIN EVENTS.
In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole and absolute discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.
14.    OBLIGATIONS UNDER PLAN.
The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.  Notwithstanding any other provision of the Plan, the Company shall have no liability for taxes, penalties or interest required to be paid by the Participant or the Participant’s estate under applicable law.
15.    CHOICE OF LAW.
The Plan shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida.
16.    EFFECTIVENESS OF THE PLAN.
The Plan, as amended and restated, has been approved by the Committee, shall apply to bonuses under the Plan beginning with performance during the Company’s 2020 fiscal year and shall remain in effect until the Committee or Board terminates the Plan in accordance with Section 8 of the Plan.